UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 13, 2012

We will hold our annual shareholders meeting on Wednesday, May 23, 2012, at 1:00 p.m., local time, at our corporate offices, 102 Versailles Boulevard, Lafayette, Louisiana 70501, where we will vote upon:

1.	the election of four directors for a term to expire in 2015;

2.	a proposal to approve a non-binding advisory resolution on the compensation of our named executive officers;

3.	a proposal to approve a non-binding advisory resolution on the frequency of future advisory votes on the compensation of our named executive officers; and

4.	such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice.  If you were a holder of our common stock on March 15, 2012, you are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET.  THANK YOU.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ R. Glenn Pumpelly
R. Glenn Pumpelly
Secretary to the Board

Internet Availability of Proxy Materials

This year, we are using for the first time a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to shareholders over the Internet.   As a result, beginning on or about April 13, 2012, we sent by mail a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy materials, including our Proxy Statement and 2011 Annual Report, over the Internet and how to vote.  Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the annual meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

We provided some of our shareholders with paper copies of the proxy materials instead of, or in addition to (by separate mailing), the Notice of Internet Availability.  If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials, please contact Shaleen B. Pellerin at (337) 593-3011, or write to her at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana 70501, if your shares are registered in your name, or by calling your bank, broker or other nominee.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares of our stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2012.
Our Proxy Statement for the 2012 Annual Meeting and our Annual Report to shareholders for the year ended December 31, 2011 are available at http://bnymellon.mobular.net/bnymellon/msl.

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our shareholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting to be held on Wednesday, May 23, 2012, at 1:00 p.m. at our corporate offices, located at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana and at any adjournments thereof.  Directions to attend the annual meeting where you can vote in person can be found on our website at www.midsouthbank.com or may be obtained by calling Shaleen B. Pellerin at (337) 593-3011.  This Statement is first being mailed to shareholders on or about April 13, 2012.  As used in this Proxy Statement, the terms, “we,” “us,” “our” and the “Company” refer to MidSouth Bancorp, Inc., and the terms “MidSouth Bank” and the “Bank” refer to our wholly owned subsidiary, MidSouth Bank, N.A.

Only holders of our common stock as of close of business on March 15, 2012, are entitled to notice of and to vote at the Meeting.  On that date we had outstanding 10,631,830 shares of stock, each of which is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of our common stock is needed to make up a quorum for the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum.  In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes.

The proposal to elect directors to serve as members of our Board of Directors requires the affirmative vote of a plurality of the shares of common stock present, in person, or represented by proxy at the Annual Meeting.  “Plurality” means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be chosen.  As a result, abstentions and broker non-votes will have no effect on this proposal.  The proposals to approve a non-binding resolution regarding the compensation of our named executive officers (the “Named Executive Officers” or “NEOs”), often called a "say-on-pay" proposal, and the proposal to determine, on an advisory basis, the frequency of future say-on-pay proposals, both require a majority of the votes cast at the Annual Meeting.  Accordingly, abstention and broker non-votes will have no effect on these proposals.

Each of these proposals was unanimously recommended by our Board of Directors.  If any proposal comes before the Annual Meeting that has not been recommended by a majority of our “Continuing Directors,” as defined in our Articles of Incorporation, then approval of any such proposal requires the affirmative vote of at least 80% of the “Total Voting Power” of the Company, as defined in our Articles of Incorporation.

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet, you do not need to send in your proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Central Time, on May 22, 2012.  If your shares are held in street name, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

All proxies received in the enclosed form will be voted as you specify.  If you sign and return your proxy form but do not specify how to vote your shares, your shares will be voted for the election of the director nominees named herein that have been recommended by the Board of Directors for election, for the proposal to approve a non-binding advisory resolution on our compensation of our NEOs and for an annual say-on-pay vote with respect to the proposal to approve a non-binding advisory resolution on the frequency of future advisory votes on the compensation of our NEOs.  We do not know of anything else to be presented at the Meeting other than the election of directors and the approval of the other proposals described in this Proxy Statement, but if anything else does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

You have the right to change and revoke your proxy at any time before the Annual Meeting.  If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet.  The latest-dated, properly completed proxy that you submit, whether through the Internet or by mail will count as your vote.  Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified herein prior to the Annual Meeting. If your shares are held in street name, you must contact your broker or other nominee and follow its procedures for changing your vote.

The cost of soliciting proxies will be borne by us.  In addition to the mail, proxies may be solicited by our directors and officers through personal interview, telephone, facsimile, internet and e-mail.  Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ANNUAL MEETING BUSINESS

Item 1.  Election of Directors

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term.  At the Annual Meeting, four Class I Directors will be elected to serve until the 2015 Annual Meeting or their earlier resignation, removal or death and until their successors are elected and qualified.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class I director nominees named below that have been nominated and recommended by the Board.  The Board of Directors has no reason to believe that any of the persons nominated and recommended by the Board is not available or will not serve if elected.  If for any reason a nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

Other than the Board of Directors, only shareholders who have complied with the procedures described below under "Corporate Governance – Director Nomination" may nominate a person for election.

The following table gives information as of March 15, 2012, about each person nominated by the Board for election as a director and each director whose term will continue after the Annual Meeting, including information regarding why we believe such person should serve as a director of the Company.  Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years.  No shareholder nominations for the election of directors were received in connection with the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Directors Nominees for terms to expire in 2015 (Class I Directors)

Name	Age	Principal Occupation, Background and Qualifications
C. R. Cloutier Director since 1984	65
Our President and C.E.O., and President and C.E.O. of our subsidiary, MidSouth Bank, N.A.
Mr. Cloutier’s experience in the banking industry, service on the Federal Reserve Board, and his extensive contacts and involvement within the communities in which we operate and on the national scene are valuable to the Board.  Mr. Cloutier is the father of Troy M. Cloutier, the Bank’s Chief Banking Officer.

J. B. Hargroder, M.D. Director since 1984	81
Physician, Retired
Dr. Hargroder’s business experience in the medical field (which is a significant part of the Bank's customer base), his experience in dealing with government regulations, and his familiarity with his community are assets to the Board.

Timothy J. Lemoine Director since 2007	61
Independent Construction Consultant
Mr. Lemoine’s business experience and knowledge of the construction industry provide valuable insight to the Company and the Board given the significant construction lending done by the Bank.

William M. Simmons Director since 1984	78	Investor, Retired Mr. Simmon’s entrepreneurial and business experience combined with his family contacts within the communities in which we operate are invaluable to the Company and the Board.

Directors whose terms expire in 2013 (Class II Directors)

Name	Age	Principal Occupation, Background and Qualifications
Will Charbonnet, Sr. Director since 1984	64
Our Chairman of the Board; Treasurer and Managing Director of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C.
Mr. Charbonnet’s financial expertise, business experience and strong analytical skills are helpful to the Board’s ability to direct the affairs of a highly regulated company.

Clayton Paul Hilliard Director since 1984	86
President of Badger Oil Corporation, Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C.; Badger Energy, L.L.C.
Mr. Hilliard's experience as owner and President of an oil field and gas exploration business provides the Board with insight into the oil and gas industry, which industry comprises the largest portion of the Bank's customers.

Joseph V. Tortorice, Jr. Director since 2004	63
C.E.O., Deli Management, Inc.
Mr. Tortorice’s business experience and familiarity with the Texas communities we serve is valuable in directing the affairs of the Company and providing guidance on such matters to the Board.

Director whose terms expire in 2014 (Class III Directors)

Name	Age	Principal Occupation, Background and Qualifications
James R. Davis, Jr. Director since 1991	59
President, Quigley & Company, L.L.C.; Chairman of our Audit Committee
Mr. Davis’ professional experience as a successful entrepreneur provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs and provide insight to the Board in this difficult and highly regulated environment.

Milton B. Kidd, III, O.D. Director since 1996	63
Optometrist, Kidd & Associates, L.L.C.
Dr. Kidd’s professional and entrepreneurial experience in addition to his business and family contacts in the banking community within our Louisiana markets are assets to the Board.

R. Glenn Pumpelly Director since 2007	53
President, GP Holdings of Louisiana, L.L.C. and Pumpelly Tire, L.L.C.; Our Secretary to the Board
Mr. Pumpelly’s professional experience as a successful owner of a petroleum marketing company as well as his involvement on various boards provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs and provide insight to the Board in this difficult environment.

Gerald G. “Jerry” Reaux, Jr. Director since 2011	51
Vice Chairman of the Board & Chief Operating Officer of MidSouth Bank
Mr. Reaux’s joined MidSouth Bank in February, 2011 and was elected to the Board and to the position of Vice Chairman in May 2011.   His professional experience includes serving as Vice Chairman and Chief Executive Officer of Tri-Parish Bancshares, Ltd. from 2004 until February, 2011.   His 30 years of banking service, including serving as Chairman and CEO of  a publicly traded bank holding company, are valuable assets to the Board.

Item 2.  Proposal to Approve a Non-binding Advisory Resolution on the Compensation of our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are seeking advisory shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Shareholders are being asked to vote on the following advisory resolution commonly known as a “say-on-pay” proposal:

“Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in the Proxy Statement for the Annual Meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material in the Proxy Statement.”

Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program.  The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee of the Board, nor create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee. However, while not binding, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3.  Proposal to approve a Non-binding Advisory Resolution on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on say-on-pay proposals should be held every year, every two years or every three years. Accordingly, shareholders are being asked to vote on the following advisory resolution:

“Resolved, that the shareholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every year, every two years or every three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for every year, every two years or every three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should abstain.

The optimal frequency of the vote necessarily is based on a judgment about the relative benefits and burdens of each of the options. There are different views as to the best approach and the Compensation Committee and the Board of Directors recognize that there is a reasonable basis for each of the options.

Some believe that a less frequent vote would: (i) permit shareholders to focus on overall design issues rather than on the details of individual decisions, (ii) align with the goals of our compensation arrangements which are designed to reward performance that promotes long-term shareholder value, and (iii) avoid the burdens that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year.

Others believe that an annual vote affords shareholders:  (i) the opportunity to react promptly to emerging trends in compensation, (ii) provides feedback before those trends become pronounced over time, and (iii) gives the Compensation Committee and the Board of Directors an opportunity to evaluate individual compensation decisions each year in light of ongoing feedback from shareholders.

After careful consideration of this matter, the Compensation Committee and the Board of Directors believe that, initially, the Board should solicit an annual vote from our shareholders. While not binding, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders on this resolution when reviewing the frequency with which an advisory vote on executive compensation should be held in the future.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “1-YEAR”  WITH RESPECT TO THE PROPOSAL ON THE FREQUENCY OF THE APPROVAL OF FUTURE NON-BINDING ADVISORY SAY-ON-PAY RESOLUTIONS.

Item 4. Such other matters as may properly come before the meeting or any adjournments

The Board of Directors knows of no other matters to be brought before the shareholders at the meeting.  If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.

Corporate Governance

Shareholder, Board and Committee Meetings. The following chart details the composition of the current Board and its committees and also includes the number of meetings held by each group in 2011.

Committees of the Holding Company Board
Director	Independent Director	Holding Company Board	Bank Board	Audit	Compensation	Exec	Corp Gov & Nom
Will Charbonnet Sr.	Yes	Chair	Chair	Member	Chair	Chair	Member
James R. Davis Jr.	Yes	Member	Member	Chair	Member
J.B. Hargroder, M.D. (1)	Yes	Member	Member		Member	Member	Chair
Clayton Paul Hilliard	Yes	Member	Member	Member			Member
Milton B. Kidd III, O.D.	Yes	Member	Member	Member
Timothy J. Lemoine	Yes	Member	Member
R. Glenn Pumpelly(2)	Yes	Member	Member	Member	Member	Member
William M. Simmons	Yes	Member	Member				Member
Joseph V. Tortorice, Jr.	Yes	Member	Member		Member	Member
C.R. Cloutier	No	Member	Member			Member
Gerald G. Reaux, Jr. (3)	No	Vice-Chair	Vice-Chair
Total Members as of 12/31/2011		11	11	5	5	5	4
Number of Meetings Held in 2011		13	10	8	7	13	3

(1)	J. B. Hargroder, M.D. served as Vice Chairman of the Board until May 25, 2011.
(2)	R. Glenn Pumpelly was appointed to the Audit Committee on May 25, 2011.
(3)	Gerald G. Reaux, Jr. was elected to the Board on May 25, 2011 and was elected Vice Chairman of the Board on that date.

As set forth in the table, during 2011, all directors, other than Mr. Tortorice, attended at least 75% of the meetings of the Board of Directors and any committee on which he serves.  While we encourage all Board members to attend the annual shareholder meeting, there is no formal policy as to their attendance.  All of our directors attended the 2011 Annual Meeting.

Board Independence.  Each year, our Corporate Governance and Nominating Committee review the relationships that each director has with us and with other parties.  Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE Amex rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Committee determined all of the directors, other than Messrs. Cloutier and Reaux, who are employees of the Bank, are independent within the meaning of applicable NYSE Amex and SEC rules.

Director Training.  We are committed to the continuing education of our directors to assist them in the execution of the duties as directors of the Company and the Bank.  We provide our directors with the opportunity to attend director education programs provided by federal banking regulators, including the Bank’s primary federal regulator, the Office of the Comptroller of the Currency, and other directorial training or educational sessions directed to the due and proper execution of their duties as directors.  Such educational training includes presentations to the full Board of Directors, as well as off-site educational and training sessions.

Leadership Structure and Risk Management.  The Board believes that our leadership structure, with separate persons serving as our Chairman of the Board and CEO, is in the best interest of our shareholders at this time.  We believe this structure recognizes the differences between the two roles. Our CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board provides guidance to our CEO and sets the agenda and presides over meetings of the full Board of Directors.  We believe that the role of a separate Chairman, who is also an outside director, also helps enhance the independent oversight of management of the Company and helps to ensure that the Board is engaged with the Company’s strategy and how well it is being implemented.

In addition to the roles outlined above, the Board takes an active role in overseeing the management, operations, risk and soundness of the Company.  The Chairman of the Board and the Audit Committee Chairman serve as voting members of the Special Assets Committee.  In addition, the Chairman of the Company’s Audit Committee also chairs the Company’s Risk Committee.  The Risk Committee assures that the Company and the Bank maintain an effective system for identifying, measuring, monitoring, and controlling entity wide risk.  The Committee also provides for the oversight of the quality and integrity of accounting, financial reporting, risk management, and control practices of the Company.  We believe that such active Board participation strengthens the Company’s operations.

Shareholder Communications.  Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, Louisiana  70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics.  The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  A copy of the Code of Ethics is posted on the Investor Relations page of our website at www.midsouthbank.com.   A printed copy of our Code of Ethics is available to any shareholder that requests it in writing from our Corporate Secretary.  In addition, should there be any waivers of or amendments to the Code of Ethics, those waivers or amendments will be posted on our website.

Standing Board Committees.  The Board has an Audit Committee, an Executive Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.  Each of these committees operates pursuant to a charter.  The charters are available on the Investor Relations page of our website at www.midsouthbank.com.  A printed copy of each charter is also available to any shareholder that requests it in writing from our Corporate Secretary.

Audit Committee.  The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Audit Committee is an “Audit Committee Financial Expert” within the meaning of SEC rules, but the Board does not believe that an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of the Audit Committee members.

Executive Committee.  The responsibilities of the Executive Committee are set forth in our Executive Committee Charter. Its duties include shareholder relations, Bank examination and SEC reporting.

Compensation Committee.  The responsibilities of the Compensation Committee, formerly known as the Personnel Committee, are set forth in our Compensation Committee Charter.  It is responsible for evaluating the performance and setting/approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.

Corporate Governance and Nominating Committee.  The responsibilities of the Corporate Governance and Nominating Committee are set forth in our Corporate Governance and Nominating Committee Charter.  It helps the Board to make determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

Director Nominations.  It is the Corporate Governance and Nominating Committee’s policy that candidates for director have high personal and professional integrity, proven ability and judgment, and skills and expertise appropriate for serving the long-term interests of our shareholders.  While we have not adopted a written diversity policy with respect to the composition of our Board, when selecting new, non-management candidates to serve on the Board, the Corporate Governance and Nominating Committee seeks directors who will contribute to the diversity of the Board (including diversity of skills, background, and experience) in order to benefit  the Board’s deliberations and decisions.  The Committee’s process for identifying and evaluating nominees is as follows:  (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their service, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the  needs of the Board.  The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NYSE Amex rules, and then recommends a candidate to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates nominated by shareholders who follow the procedures set out in Article IV (H) of our Articles of Incorporation.  In order to nominate a candidate for election as a director, pursuant to Article IV (H), unless otherwise required by law, the nominating shareholder individually, or together with a nominating shareholder group, must hold at least 3% of the total voting power of the Company’s securities that are entitled to be voted on the election of directors.  In addition, such securities must have been held continuously for at least three years as of the date the notice of such nomination and must continue to be held through the date of the subject election of directors.  In addition, any shareholder or group that makes a nomination must confirm that he, she or they are not holding any of the Company’s securities with the purpose, or with the effect, of changing control of the Company.  Further, any shareholder nominee for election as a director must also meet the objective criteria for “independence” of the NYSE Amex.

Pursuant to Article IV (H), any such shareholder nomination delivered to the Company should include the following:

•	as to each person whom you propose to nominate:
-	his or her name, age, business address, residence address, principal occupation or employment,
-	the number of shares of our stock of which the person is the beneficial owner, and
-	any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Exchange Act; and
•	as to the nominating shareholder or nominating shareholder group:
-	the name of the shareholder making such nomination, or if a group, the name of each shareholder in such nominating group,
-	the business address, or if none, residence of the nominating shareholder or members of a nominating group,
-	the number of shares of our stock of which such shareholder or nominating group are the beneficial owner,
-	a statement that the nominee, if elected, consents to serve on the Board of Directors,
-	the disclosures regarding the director nominee that would be required by Schedule 14A under the Exchange Act,
-	a description of any agreements, arrangements or relationships between the nominating shareholder or nominating group giving the notice and the nominee,

-
a statement regarding whether the nominating shareholder or any member of the nominating group has been involved in any litigation adverse to the Company or any of its subsidiaries within the past ten years and, if so, a description of such litigation, and

-	a statement that, to the best of the nominating shareholder’s or nominating group’s knowledge, such nominee meets the Company’s director qualification standards then in effect.

Shareholder nominations for election must be provided to the Company no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that we mailed our proxy materials for the prior year’s Annual Meeting, except that, if we did not hold an Annual Meeting during the prior year, or if the date of the meeting has changed by more than 30 days from the prior year (or if we are holding a special meeting or conducting an election of directors by written consent) then such nomination must be transmitted to us within a reasonable time before we mail proxy materials for such meeting.

An inspector, not affiliated with us and appointed by our Corporate Secretary, will determine whether the notice provisions described above were met.  If they determine that you have not complied with Article IV (H), your nomination will be disregarded.  The foregoing is only a summary of the shareholder nomination procedures included in Article IV (H) of our Articles of Incorporation, is not complete and is qualified in its entirety to the full text of Article IV (H).  You are encouraged to read the full text of Article IV (H) prior to submitting any nomination for election as a director of the Company.

The Committee will also consider director candidates recommended (but not nominated) by shareholders so long as such recommendations are received at least 120 days before the anniversary date that we mailed our proxy materials for the prior year’s annual meeting.

The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was nominated or recommended by a shareholder or otherwise.

Shareholder Proposals.  Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2013 Annual Meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 14, 2012.  Proxies may confer discretionary authority to vote on any matter for which we receive notice after February 27, 2013, without the matter being described in the Proxy Statement for our 2013 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities and Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file.  On the basis of reports and representation of our directors, executive officers, and greater than 10% shareholders, we believe that each person subject to filing requirements with respect to us timely satisfied all required filing requirements during 2011.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed entirely of independent directors. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, none of whose executive officers served on our Board of Directors or Compensation Committee. None of the members of the Compensation Committee was an officer or other employee of our Company or any of our subsidiaries during 2011, or is a former officer or other employee of our Company or any of our subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 15, 2012, the beneficial ownership of our common stock by each director, nominee, and each Named Executive Officer, and by all directors, nominees, and executive officers as a group.  Unless otherwise indicated, the stock is held with sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Nominees:
Will Charbonnet, Sr.	176,082	(1,2)	1.66%
C. R. Cloutier	406,023	(1,3)	3.82%
James R. Davis, Jr.	78,956	(4)	*
J. B. Hargroder, M.D.	430,902	(1,5)	4.05%
Clayton Paul Hilliard	254,060	(6)	2.39%
Milton B. Kidd, III, O.D.	243,581	(7)	2.29%
Timothy J. Lemoine	28,972	(8)	*
R. Glenn Pumpelly	31,973	(1,9)	*
Gerald G. Reaux, Jr.	51,000	(10)	*
William M. Simmons	228,428	(11)	2.15%
Joseph V. Tortorice, Jr.	120,574	(1,12)	1.13%

Named Executive Officers:
Troy M. Cloutier	28,445	(13)	*
James R. McLemore	2,490	(14)	*
John R. Nichols	9,658	(15)	*
All directors, nominees, and executive officers as a group (14 persons)	2,145,871	(16)	20.18%

*	Less than 1% of the outstanding common stock, based on 10,631,830 shares of our common stock issued and outstanding as of March 15, 2012.

(1)
Stock held by our Directors’ Deferred Compensation Plan & Trust (the “DDCP”) is  beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the DDCP (390,471 shares or 3.67% as of March 15, 2012).  For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the DDCP.  Stock held by our Employee Stock Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated  to an individual’s account are included as beneficially owned by that individual.  Shares which may be acquired by exercise of options currently exercisable or that they will become exercisable within 60 days of March 15, 2012 (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 58,026 shares as to which he shares voting and investment power.

(3)
Includes 229,843 shares as to which he shares voting and investment power.  Mr. Cloutier and his wife, Brenda Cloutier, have pledged 15,000 shares to Whitney Bank securing a loan in the amount of $221,000 with a balance of $201,738 for their daughter’s daycare business.  Additionally, Mr. and Mrs. Cloutier have pledged 16,979 shares to First National Banker’s Bank to secure a personal loan in the amount of $96,047 with a balance of $96,047.

(4)
Includes 8,998 shares as to which he shares voting and investment power. Mr. Davis has pledged 27,375 shares to Capital One Investments to secure a $250,000 line of credit with a balance of $190,018 as well as a securing a $159,658 loan with a balance of $85,017.

(5)	Includes 382,000 shares as to which he shares voting and investment power.

(6)
Includes 107,200 shares as to which he shares voting and investment power. Mr. Hilliard has pledged 43,672 shares to MidSouth Bank as partial security on a $1,000,000 line of credit with a balance of $150,000.  Additionally, Mr. Hilliard has 15,200 shares in his Morgan Stanley account which serves as collateral for his UBS Line of Credit which has an outstanding balance of $235,221.

(7)	Includes 37,242 shares as to which he shares voting and investment power.

(8)	Includes 21,217 shares as to which he shares voting and investment power.

(9)	Includes 31,973 shares as to which he shares voting and investment power.

(10)	Includes 51,000 shares as to which he shares voting and investment power.

(11)	Includes 8,098 shares as to which he shares voting and investment power.

(12)	Includes 111,805 shares as to which he shares voting and investment power.

(13)	Includes 19,711 shares as to which he shares voting and investment power.

(14)	Includes 1,000 shares as to which he shares voting and investment power.

(15)	Includes 1,984 shares as to which he shares voting and investment power.

(16)	Total reflects 54,727 shares held in the DDCP for the benefit of two former directors who have not yet received distributions.

The following table shows the number of shares in the DDCP (see footnote 1 above) and ESOP, and the number of shares subject to Current Options that have been included in the above ownership table.

Name	DDCP	ESOP	Current Options
Directors and Nominees:
Will Charbonnet, Sr.	53,844	--	--
C. R. Cloutier	65,562	35,875	9,998
James R. Davis, Jr.	42,585	--	--
J. B. Hargroder, M.D.	57,902	--	--
Clayton Paul Hilliard	24,498	--	--
Milton B. Kidd, III, O.D.	19,326	--	--
Timothy J. Lemoine	7,755	--	--
R. Glenn Pumpelly	--	--	--
Gerald G. Reaux, Jr.	--	--	--
William M. Simmons	55,503	--	--
Joseph V. Tortorice, Jr.	8,769	--	--

Named Executive Officers:
Troy M. Cloutier	--	5,569	3,118
James R. McLemore	--	668	--
John R. Nichols	--	3,824	1,313

Security Ownership of Certain Beneficial Owners

The following lists the only persons known to us as of March 15, 2012 to beneficially own more than five percent of our Stock.

	Common Stock Beneficially Owned as of Record Date
Name and Address Of Beneficial Owner	Amount	Percent of Class
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee(1) P. O. Box 3745, Lafayette, LA 70502	564,428	5.31%

Sy Jacobs/Jacobs Asset Management, LLC 11 East 26 Street New York, New York 10010	594,675	5.59	%(2)
(1)
Voting rights of the shares allocated to ESOP participants’ accounts are passed through to them.  The Trustees have investment power with respect to the ESOP’s assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Irving Boudreaux, Regional President, and Susan Benoit, Bank officer.  The Administrative Committee consists of three Bank officers Brenda Thibeaux, Monique Bradberry, and Susan Davis, Senior Accounting Supervisor.

(2)
Percentage is as of record date.  Share ownership percentage as of December 31, 2011 was 5.68%.   As reported on Schedule 13G/A dated February 14, 2012, Sy Jacobs/Jacobs Asset Management, LLC, has shared voting power and shared dispositive power with respect to the shares.

Certain Relationships and Related Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future.  Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

We have adopted a formal policy with respect to the approval of related party transactions, other than our policies with respect to the approval of loans made to directors and executive officers.  Pursuant to this policy, the Audit Committee (or with respect to compensation matters, the Compensation Committee) will review and, if appropriate, approve any transaction in which the Company is or will be a party of and in which the amount exceeds $120,000, and in which any of the Company’s directors, executive officers or significant shareholders had, has or will have a material interest.  Such transactions will only be approved if they are deemed to be in the best interest of the Company and its shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) may contain statements regarding current and future individual and Company performance targets and/or goals. We have disclosed this information in the limited context of our compensation programs; therefore, these statements should not be interpreted to be management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply such statements to other contexts.

Executive Summary

We have prepared this CD&A to assist you in understanding our compensation programs.  It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of the compensation we paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table for 2011.   Our compensation programs have been designed to reward performance in order to align the NEO’s interests with that of our shareholders.  Given our operation in the highly-regulated banking industry, our compensation programs must also comply with the executive compensation disclosures outlined by federal agencies that oversee our operations, including the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation (“FDIC”).  In recent years, including 2011, such regulations have provided us with less flexibility in establishing our compensation programs than what others in general industry may experience.

Our 2011 financial performance was and continues to be, significantly impacted by the disruptions in the national economy and the resulting financial uncertainty that has severely affected the banking industry.  While we believe our market areas have fared better than the national economy during this most recent economic downturn, the economic uncertainty and difficult real estate markets had an impact on our loan losses, loan demand and our net interest margin.  Despite these challenges, we continued to grow our franchise and expand our footprint in 2011.

Highlights for 2011 include:

•	Completion of three acquisitions that resulted in the Bank acquiring over $127.8 million in loans and the assumption of over $349.6 million in deposits.
•	The acquisitions completed in 2011 allowed us to greatly expand our Texas footprint, including into the Dallas-Fort Worth market, while also enhancing our presence in Louisiana.
•
In August 2011, we repaid $20.0 million in TARP funds through our participation in the U.S. Treasury’s Small Business Lending Fund (“SBLF”) which also resulted in an additional $12.0 million in capital for the Bank.  As a result, of our repayment of the TARP funds, we are no longer subject to the compensation limitations imposed under TARP.

•	Total assets increased to $1.4 billion, total loans increased to $746.3 million and total deposits increased to $1.2 billion.

We believe our strong capital base and solid financial condition at December 31, 2011 will facilitate our future growth in 2012.  This strategic direction and our 2011 accomplishments formed an important basis for the Compensation Committee’s executive compensation decisions for 2012.

Overview of Elements of Compensation

Historically we have used the following elements as part of our compensation program for our executive officers:

•
Base Salary – Fixed base pay reflective of each officer’s position, individual performance, experience, and expertise.  While not at risk like incentive compensation, increases in base salary are also tied to our performance.

•	Annual Incentives – Generally cash awards based upon the achievement of defined performance targets under the Company’s 2011 Annual Incentive Compensation Plan (“AICP”).
•	Equity-based Awards – We have the ability to grant equity incentive awards under our 2007 Omnibus Incentive Plan to encourage and reward long-term performance.
•	Discretionary Bonus Awards – Payment of discretionary bonuses provide flexibility to reward levels of performance that might not otherwise be reflected in other established incentive awards.
•	Retirement Benefits – Includes the ESOP, 401(k) retirement plan, and, with respect to C.R. Cloutier, the Executive Indexed Salary Continuation Agreement.
•
Other Compensation – Certain executives also receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, Board of Director fees, and club memberships.

In establishing the 2011 compensation program, base salary and annual incentives comprised the largest part of potential total compensation payable to the executive officers.   We currently do not target a set percentage for each element that comprises the total compensation.  Instead we consider a number of factors, including our goals for the upcoming year and how the various elements can be used to help achieve such goals in a prudent manner, the total compensation paid in the prior year, and the elements utilized for such compensation.  In addition, regulatory restrictions on the ability to utilize certain elements can also impact our decisions.

We did not utilize any equity-based awards as part of our 2011 compensation program.  While the Compensation Committee of the Board of Directors (the “Committee”) considered the potential long-term incentive nature of such awards, they also recognized the potential dilutive effect of such awards and determined that our compensation goals could be met without the use of such awards for 2011.  We will continue to evaluate the potential benefits of including equity-based awards as part of our compensation program and may include them in future years.

Objectives of Our Compensation Programs

Our culture continues to strive for performance while prudently managing risks.  We believe it is in the best interest of our shareholders and the Company to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future.  The Committee has the responsibility for continually monitoring the compensation paid to our NEOs as well as other executive employees.  The Committee believes that compensation of our executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, while proactively managing risks associated with all such compensation programs impacting the Company, its subsidiaries, and its shareholders.  Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	attract, retain, and motivate outstanding executive officers who add value to us based on individual and team contributions;
•	provide a competitive salary structure in all markets where we operate;
•	align the executive officers’ interests with the long-term interests of our shareholders to enhance shareholder value; and
•	ensure that compensation programs do not encourage excessive risk taking or pose a threat to the safety and soundness of the organization.

Impact of American Recovery and Reinvestment Act of 2009 on Executive Compensation

We previously participated in the U.S. Treasury’s Capital Purchase Program under TARP.  Our participation in the TARP program through August 25, 2011 (the “TARP Period”) imposed restrictions on executive compensation, including limitations on the payment of bonuses, limitations on equity-based awards other than shares of restricted stock and the implementation of severance arrangements.  Effective August 25, 2011, we are no longer subject to the executive compensation limits under the TARP program.  However, since we were still subject to those limitations when most of the 2011 compensation decisions were made by the Committee, the removal of such limitations effective as of August 2011 did not have a significant impact on our 2011 compensation program.

Process for Determining Executive Officer Compensation

The Committee administers our executive compensation programs and has the sole discretion: (a) to determine whether and to what extent any NEO compensation plans encourage taking unnecessary and excessive risks that threaten the value of the Company; (b) to determine whether and to what extent any other employee compensation plans covering the executives pose risks to the Company that should be limited; (c) to determine whether and to what extent any compensation plans covering the executive encourage the manipulation of reported earnings; and (d) to limit or eliminate any compensation or compensation plans based on these determinations.

The Committee annually reviews and recommends the levels, performance goals, and strategic objectives, for the CEO to our Board, which has final approval of the CEO’s compensation.  The Board also has the authority at all times to make decisions to withhold incentive compensation awards, earned or unearned, in the event of unforeseen occurrences that could threaten the financial viability of the organization and its shareholders.  The Committee consults with the CEO on the compensation levels of the other executive officers.  Based on these discussions, the Committee along with the CEO recommends the compensation levels for the other NEOs to the Board.  The Committee has the authority to retain separate advisors, including a compensation consultant, to assist the Committee in carrying out its responsibilities.  In 2011, the Committee did not engage any compensation consultants or other third party consultants.

In connection with establishing the 2011 compensation program, the Committee reviewed publicly available compensation data for 15 similar sized banks (generally banks with $800 million to $2 billion in total assets) located in Alabama, Arkansas, Louisiana, Mississippi and Texas.  The Committee also looked at industry surveys as a basis for comparative analysis of executive compensation.  The purpose of these reviews was to provide the Committee with data relative to the compensation paid to similarly situated NEOs at other financial institutions to help the Committee determine if our compensation arrangements were competitive in order to meet our goal of attracting, retaining and motivating our executive officers.  The Committee did not use this data to benchmark the total compensation, or any individual element thereof.  While the Committee recognized the benefit of using this data to gauge the competitiveness of the Company’s compensation programs, the Committee recognized that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

At the 2011 Annual Meeting of Shareholders, the shareholders approved the compensation of our NEOs with over 98% of the votes cast. After considering this substantial level of approval as well as the Company’s financial and operational performance over the past several years, the Committee determined that the executive compensation program was working as intended and, except as discussed below, did not make any other significant changes to the program for 2011.

Overview of 2011 Performance and Compensation

Base Salary.  We believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income.  In addition, we believe utilizing base salary as a large portion of the total potential compensation helps mitigate risk as the executives do not have to meet certain operational incentives in order to receive the payments.

It is our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer.  During this process the Committee considers the abilities, qualifications, accomplishments, and prior work experience when determining the final recommendation to the Board.  Salary changes from 2010 to 2011 are shown in the table below.

Named Executive Officer	2010 Base Salary	2011 Base Salary
C.R. Cloutier	$325,000	$350,000
Gerald G. “Jerry” Reaux, Jr.(1)	--	$300,000
Troy M. Cloutier	$127,499	$190,000
James R. McLemore	$210,000	$222,000
John R. Nichols	$145,503	$170,000
(1) Mr. Reaux began employment with MidSouth Bank on 2/07/11.

In reviewing the 2010 base salaries for Messrs. C.R. Cloutier and McLemore, the Committee believed that our financial performance for 2010 warranted increases in their bases salaries.  In addition, Messrs. Troy Cloutier and Nichols were promoted in 2011 and the larger increases in their base salaries from 2010 as compared to the other NEOs reflected their new positions and responsibilities.  Mr. Reaux was hired in February 2011 and his base salary was negotiated as part of his employment.  The Committee believed that such base salary was reflective of Mr. Reaux’s position within the organization as our Chief Operating Officer and was necessary in the competitive marketplace in order to secure Mr. Reaux’s services.

Given the Company’s growth in 2011, including the completion of the three acquisitions, the Committee has approved increases in the base salaries for all of the NEOs.  The 2012 base salaries are: C.R. Cloutier - $367,500; Gerald G. Reaux - $325,000; Troy M. Cloutier - $220,000; James R. McLemore - $230,000; and John R. Nichols - $190,000.

Annual Incentives.  We believe annual incentives are an important element of executive officers’ compensation because they provide additional incentive and motivation to the participants to lead us in achieving success.  The AICP was designed to increase shareholder value by focusing the executive officers on our goals for the year and to reward them for achievement of those goals.  Payments under the AICP are based on a percentage of the participant’s base salary - 5% for achievement of goals at the threshold level and 10% for achievement of goals at the target level.  At its discretion, the Committee may pay awards above the 10% of base salary level if results are above the target level.

Awards under the AICP are tied to the achievement of goals in up to three categories: overall Bank goals, regional/departmental goals, and/or individual goals.  The intent is to provide a plan that is based on what we believe are industry best practices and to provide motivation for each officer to achieve goals relative to overall Bank performance (thereby aligning their interests with those of our shareholders) and goals related to an officer’s specific job function.  We believe the AICP also helps mitigate risk by providing each officer three company-wide goals as opposed to a single goal.  Having multiple goals helps ensure there is an appropriate balance of objectives, which otherwise could lead to performance inconsistencies within other areas of the organization.

In 2011, for our NEOs other than our CEO, 75% of eligible award payout dollars are tied to achievement of our overall Bank goals, which for 2011 were improvements in net income (60% weighting), net core deposit growth (7.5% weighting) and net loan growth (7.5% weighting).  The remaining 25% of a potential award is based on regional/departmental goals with equal weighting.   Regional/departmental goals can include goals tied to asset quality, internal risk ratings of loans and the completion of acquisitions.   However, to receive any payment under the 2011 AICP, the Company had to hit at least the threshold level with respect to net income.  For our CEO, Mr. C.R. Cloutier, 100% of his award was based on the achievement of overall Bank goals, which, like the other NEOs, for 2011 were net income (80% weighting), net core deposit growth (10% weighting) and net loan growth (10% weighting).  Similar to the other NEOs, in order for Mr. C.R. Cloutier to receive any payment under this award, the Company had to hit at least the threshold level with respect to net income.

For 2011, the Committee established the following threshold and target goals for payment of awards under the AICP:

Performance Measure	Threshold Level	Target Level
Net income	$6.00 million	$7.50 million
Net core deposit growth	$29.00 million	$36.25 million
Net loan growth	$28.40 million	$48.00 million

For the year ended December 31, 2011, we had net income of approximately $4.5 million.  As a result, no payments were made to any of the NEOs under the AICP for 2011.

For 2012, the Committee has determined that 100% of each NEO’s potential award under the AICP will be based on overall Bank goals, which will remain net income improvement, net core deposit growth and net loan growth.

Discretionary Bonuses.  In reviewing our performance for 2011, the Committee recognized that the Company completed three acquisitions in a relatively short period of time.  The acquisition activities greatly increased the responsibilities of the NEOs above their normal day-to-day operational responsibilities and required a significant time commitment by the NEOs.  Even with these additional responsibilities and time commitments, the NEOs were able to help the Company achieve financial and operational growth in 2011, including growth in total assets, total loans and total deposits.  As a result, the Committee granted the following discretionary bonuses to each of the NEOs, other than Mr. C.R. Cloutier, in 2011.

Named Executive Officer	Discretionary Bonus
Gerald G. “Jerry” Reaux, Jr.	$15,000
Troy M. Cloutier	$7,500
James R. McLemore	$5,000
John R. Nichols	$5,000

In addition to the discretionary bonus described above, Mr. Troy Cloutier also received a bonus in the amount of $16,433 pursuant to the compensation arrangement in place with him prior to his promotion to Chief Banking Officer in late 2011 (at which time he became an executive officer).  Mr. McLemore also received a bonus in the amount of $11,400 as part of the relocation bonus agreed to upon Mr. McLemore joining the Company in 2009.

Retirement Benefits.  Executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan.  The intent of this plan is to provide eligible employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at annual limits defined under the Internal Revenue Code.  The 401(k) plan allows for us to make a discretionary matching contribution.  Matching contributions made to each NEO are included in the “All Other Compensation Table” below.

For 2011, an Executive Indexed Salary Continuation Agreement was in place for Mr. C.R. Cloutier.   The agreement provides that upon the executive officer reaching normal retirement age the executive officer could elect to receive payment of amounts as defined in the agreement and presented under the “Nonqualified Deferred Compensation” section below.

To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established the ESOP in 1986.  The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board.  Information with respect to contributions made to each NEO under the ESOP is included in the “All Other Compensation Table” below.

Other Compensation.   Certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, Board of Director fees, and club memberships.

We maintain a split dollar insurance arrangement with Mr. C.R. Cloutier.  This arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

We provide Messrs. C.R. Cloutier, Reaux, T. Cloutier, and Nichols with reimbursements for an individual supplemental Term Life Insurance Policy payable to a beneficiary of their choice and reimbursements for a supplemental long-term disability policy.

We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  Company cars are used primarily for business purposes.

The executive officers are eligible to participate in benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members.  The cost of our benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Severance Benefits Plan.  In late 2011 and following our repayment of all TARP funds, the Committee approved a Severance Benefits Plan.  The purpose of the Severance Benefits Plan is to provide temporary and short-term unemployment-type benefits to eligible employees whose employment is terminated under specific conditions described in the plan. The Severance Benefits Plan became effective January 1, 2012.  The Committee adopted the plan to remain competitive with other financial institutions, many of which provide benefits similar to those provided under the Severance Benefits Plan.  Prior to repaying TARP funds, we were prohibited from providing such benefits pursuant to TARP regulations.  For additional information on payments to the NEOs that may be required under the Severance Benefits Plan, please see “Potential Payments upon Termination or Change of Control” below.

Employment Agreements.  The Company currently has no active employment agreements in place. The Company’s Board will evaluate employment agreements as needed in the future.

Executive Compensation Limitations under TARP.  During the TARP Period, we were subject to certain restrictions implemented by the Treasury with respect to the compensation of our Senior Executive Officers (“SEOs”) and other specified employees.  For purposes of these restrictions, SEOs are defined under the applicable rules as (1) the principal executive officer (“PEO”); (2) the principal financial officer (“PFO”); (3) the three most highly compensated executive officers other than the PEO and PFO; (4) any additional employees serving in the role of PEO or PFO; and (5) two additional individuals who would have been included but for the fact they were not serving as officers at the end of the last fiscal year. For the TARP Period, we determined that each of the NEOs would also be a SEO.

In accordance with the regulatory restrictions and guidance, during the TARP period, we took the following steps to prevent incentivizing SEOs from taking unnecessary and excessive risks that threaten the value of the Company:

•	the Committee met at least annually with the senior risk officer to review the relationship between the institution’s risk management policies and the SEO incentive arrangements;
•
the Committee, comprised entirely of independent directors, met at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such plans; and

•	the Committee certified in the Compensation Committee Report included in this Proxy Statement that it has completed the reviews for the TARP Period discussed in the prior two bullet points.

While no longer required to comply with these restrictions as a result of our repayment of all TARP funds, the Committee intends to continue its review of our compensation arrangements at least every six months to evaluate what risks the compensation plans pose to the value of the Company.

Financial Restatement.  We adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires that, if a company is forced to restate its financials the company’s CEO and CFO must give back certain incentive based or equity based compensation received.  We have also structured, with intention to modify as needed, our internal policies related to regulatory compliance guidelines in the event that recovery of erroneously awarded compensation would be necessary.  In addition to the Sarbanes-Oxley Act of 2002, we anticipate additional clawback rules to be implemented pursuant to the Dodd-Frank Wall Street Reform and Recovery Act.

Stock Ownership Requirements.  The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the NEOs, as a group, hold a substantial portion of our stock.  If circumstances change, the Committee will review whether such a policy is appropriate for our executive officers.

Trading in the Company’s Stock Derivatives.  The Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s stock. We are not aware that any of the executive officers have entered into these types of arrangements.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s CEO and the four other MHCE.

Tax and Accounting Implications.  We consider the tax and accounting implication regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash and, therefore, place a greater emphasis on cash compensation over other forms (i.e., equity).

§409A Compliance.  All compensation plans and other relevant documents were reviewed and modified as needed to comply with Internal Revenue Code - Section §409A requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

The Compensation Committee also certifies that, solely with respect to the TARP Period:

(1)
It has reviewed with the senior risk officer the NEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and
(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
R. Glenn Pumpelly
Joseph V. Tortorice, Jr.

RISK COMMITTEE REPORT

The Risk Committee hereby certifies that, solely for the TARP Period, it has reviewed the SEO compensation arrangements as well as other employee compensation arrangements, to the extent applicable, and has made reasonable efforts to ensure that such arrangements do not encourage SEOs or other employees to take unnecessary and excessive risks that threaten the value of MidSouth Bancorp, Inc.  The nature of the SEOs compensation arrangements and other employee compensation measures reviewed, including equity based compensation, non-equity compensation tied to earnings, salary and the employee stock ownership program contributions appear reasonably tied with the positive long-term performance and value of the company and do not appear to create risks that are reasonably likely to have an adverse effect on the Company nor to encourage manipulation of reported earnings to enhance the compensation of any employee.  It also appears that none of the compensation aggregates reviewed is near the deduction limit, for federal income tax purposes, for compensation for covered SEOs.

Submitted by the Risk Committee:

James R. Davis, Jr., Risk Committee Chairman
R. Glenn Pumpelly, Director/Secretary to the Board
Teri S. Stelly, Controller
George Shafer, Compliance
Arleen Bodin, Security
Glenda Montet, Risk Manager
Mike Leatherman, Loan Review
Jay Angelle, Legal Counsel

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation received from the Company for the fiscal year ended December 31, 2011, by its NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. R. Cloutier President & Chief Executive Officer	2011	347,917	0	0	0	0	0	113,930	461,847
	2010	325,000	0	16,250	0	0	0	109,441	450,691
	2009	200,000	0	0	0	0	0	91,550	291,550
Gerald G. Reaux, Jr. Vice Chairman & Chief Operating Officer (1)	2011	270,454	15,000	0	0	0	0	53,507	338,961
	2010	--	--	--	--	--	--	--	--
	2009	--	--	--	--	--	--	--	--
Troy M. Cloutier Senior Executive VP & Chief Banking Officer(2)	2011	190,000	23,933	0	0	0	0	36,991	250,924
	2010	127,499	25,000	6,250	0	1,288	0	32,636	192,673
	2009	104,993	10,000	0	0	13,281	0	10,823	139,097
James R. McLemore Senior Executive VP & Chief Financial Officer	2011	222,000	16,400	0	0	0	0	17,469	255,869
	2010	210,000	8,100	10,500	0	1,276	0	22,604	252,480
	2009	91,625	50,000	0	0	11,813	0	35,086	188,524
John R. Nichols Senior Executive VP & Chief Credit Officer(3)	2011	170,000	5,000	0	0	0	0	39,865	214,865
	2010	145,503	40,100	6,500	0	1,339	0	26,419	219,861
	2009	118,001	5,000	0	0	90	0	8,118	131,209
(1)  Mr. Reaux began employment on February 7, 2011.
(2)  Mr. Troy Cloutier was promoted to Senior Executive Vice President & Chief Banking Officer in 2011.
(3)  Mr. Nichols was promoted to Senior Executive Vice President during 2011.
(4)  Amounts paid out pursuant to the Company’s Annual Incentive Plan for cash-based awards earned during the 2009 & 2010 plan periods.
(5)  All other 2011 compensation for NEOs includes the total of benefit and perquisite amounts as listed in the table below.
(6)   Consists of shares of restricted stock granted at fair value ($12.77 per share) on a discretionary, one-time basis during 2010.

All Other Compensation Table

The following table sets forth all other compensation received from the Company in the form of benefits and perquisites for the fiscal year ended December 31, 2011, by its NEOs.

Name	Auto Expense ($)	Board of Director Fees ($)		Cell Phone/ PDA ($)	Club Member- ship ($)	EISCP Co. Contri- bution ($)	ESOP Co. Contri- bution ($)	401-K Co. Contri- bution ($)	Imputed Income- Split Dollar Life Ins ($)	Supple- mental Life Ins Premiums ($)	Divid- ends ($)	Supple- mental Disability Ins ($)	COBRA Reimburs- ment ($)	Uniform Allow- ance ($)	Total ($)
C.R. Cloutier	732	56,450		1,717	7,538	17,200	9,523	1,352	735	11,058	357	6,768	n/a	500	113,930
Gerald G. Reaux, Jr.	5,500	29,350		2,400	2,191	n/a	n/a	0	n/a	1,844	n/a	9,623	2,266	333	53,507
Troy M. Cloutier	1,405	18,400	(1)	1,945	1,175	n/a	8,488	1,004	n/a	677	137	3,260	n/a	500	36,991
James R. McLemore	4,414	n/a		1,372	1,667	n/a	9,286	0	n/a	n/a	230	n/a	n/a	500	17,469
John R. Nichols	4,452	9,200	(2)	1,590	1,902	n/a	6,911	0	n/a	6,732	143	8,435	n/a	500	39,865
(1)  Mr. Troy Cloutier was appointed to the MidSouth Bank, N.A. Board of Directors on May 25, 2011 and receives fees for his service on the Board and the committees he serves.
(2)  Mr. Nichols was appointed to the MidSouth Bank, N.A. Directors Loan Committee and receives fees for his service on this committee.

Grants of Plan-Based Awards

The following table discloses the total payout opportunities under non-equity incentive based plan awards for 2011.  All 2011 awards were made under the 2011 AICP.  No amounts were paid in 2011 under the AICP.  For additional information on the AICP, see “Compensation Discussion and Analysis” above. Except as included below with respect to the 2011 AICP awards, no other equity or non-equity incentive awards were made in 2011.

		Non-Equity Incentive Plan Opportunity for Most Recently Completed Fiscal Year
Named Executive Officer	Plan Name	Threshold	Target	Maximum
C.R. Cloutier	2011 AICP	$16,250	$32,500	(1)
Gerald G. Reaux, Jr.	2011 AICP	$15,000	$30,000	(1)
Troy M. Cloutier	2011 AICP	$9,750	$19,500	(1)
James R. McLemore	2011 AICP	$11,100	$22,200	(1)
John R. Nichols	2011 AICP	$8,500	$17,000	(1)
(1) The Compensation Committee has the discretion to increase the payouts under the 2011 AICP awards in the event that the performance measures exceeded the target levels.  Under the terms of the 2011 AICP there is no cap on the discretionary amount that may be paid for performance in excess of target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects each NEO’s unexercised option awards and restricted stock holdings at December 31, 2011.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Securities or Stock Units Not Vested (#) (2)	Market Value of Shares or Stock Units Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights Not Vested	Options Vesting Date (1)	Stock Vesting Date (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. R. Cloutier	9,998	0	0	$6.55	5/31/12	1,272.51	$16,249.95	n/a	n/a	05/31/07	06/30/13
Gerald G. Reaux, Jr.	0	0	0	n/a	n/a	0	0	n/a	n/a	n/a	n/a
Troy M. Cloutier	1,805			$19.68	02/27/14					02/27/09
	1,313	0	0	$20.88	12/14/15	489.43	$6,250.02	n/a	n/a	12/14/10	06/30/13
James R. McLemore	0	0	0	n/a	n/a	822.24	$10,500.00	n/a	n/a	n/a	06/30/13
John R. Nichols	1,313	0	0	$20.88	12/14/15	509.01	$6,500.06	n/a	n/a	12/14/10	06/30/13
(1) All options listed above vest at a rate of 20% annually over a five-year period from the date of grant.
(2) Grant of restricted stock with three-year cliff vesting date of 06/30/13 for Messrs. C.R. Cloutier, T. Cloutier, McLemore and Nichols.

Option Exercises

The following table shows the number of stock options that were exercised by Mr. C.R. Cloutier in 2011.  No other NEO exercised stock options or had shares of restricted stock vest in 2011.

		Option Awards
Named Executive Officer	Grant Date	# of Shares Acquired on Exercise	Date of Exercise	Stock Price on Date of Exercise	Strike Price of Option	Value Realized on Exercise
C. R. Cloutier	5/31/02	10,000	12/07/11	$13.38	$6.55	$68,300

Pension Benefits

The Company does not provide employees with retirement benefits reportable under this table.  The Executive Indexed Salary Continuation Agreement with Mr. C.R. Cloutier is considered a defined contribution plan and is reported below under the “Nonqualified Deferred Compensation Table.”

Nonqualified Deferred Compensation Table

The following table reflects the activity during the 2011 calendar year for Mr. C.R. Cloutier under our deferred compensation benefit plans.  No other NEO is currently participating under our deferred compensation benefit plans.

Named Executive Officer	Plan Name (1)	Executive Contributions	Employer Contributions in Last Fiscal Year	Aggregate Gain/Loss in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At End of Last Fiscal Year
C. R. Cloutier	DDCP	$0	$0	$(133,381)	$0	$852,962
	EISCP	$0	$17,200	$0	$0	$126,521
(1) The DDCP is invested in our common stock.  Earnings (losses) are based on the increase (decrease) in stock price during the year.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.  For the Executive Indexed Salary Contribution Agreement (the “EISCP”), the amounts presented reflect contributions to the balances held in the pre-retirement accounts associated with the plan.

We provide Mr. C.R. Cloutier with an Executive Indexed Salary Continuation Agreement, which establishes a pre-retirement account.  Upon Mr. C.R. Cloutier’s reaching normal retirement age, he may elect to receive payment as designated by the accrued amounts within the account.   The payments are required to be disbursed in the form of annual cash installments over 10 years.  At the present time, Mr. Cloutier has elected not to begin to receive payments under the EISCP, although he has reached the normal retirement age, as defined in the agreement.  This account was established as a liability reserve account on our balance sheet for the benefit of the executive officer.  The account is increased or decreased each year by an amount equal to the index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the  fiscal year as filed with the Federal Reserve).

Potential Payments upon Termination or Change of Control

The discussion and tables below reflect the estimated amount of compensation that Mr. C.R. Cloutier would be entitled to in the event of termination of his employment.  The amounts shown assume a termination date of December 31, 2011.  Amounts do not include compensation and benefits available to all of the Company’s general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C.R. Cloutier
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$650,000
Supplemental Long-Term Disability Benefit (2)	$0	$0	$0	$0	$87,600	$0
Executive Indexed Salary Continuation Benefit (2)	$126,521	$0	$126,521	$152,058	$126,521	$126,521
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$419,738
Severance Benefits Plan(3)	$0	$0	$350,000	$350,000	$0	$0
Accelerated Equity Awards	$16,250	$0	$0	$16,250	$16,250	$16,250
Total	$142,771	$0	$476,251	$518,308	$230,371	$1,212,509
(1)All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2) Present value of benefit calculated using 120% of the semi-annual compounded short-term AFR as of December 2011 (0.38%).   Amounts are projected benefits and are subject to change.
(3) Reflects payments that would have been owed pursuant to the Severance Benefits Plan that became effective January 1, 2012 if such plan had been in place as of December 31, 2011.

Upon voluntary resignation, Mr. C.R. Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon involuntary termination without cause, Mr. C.R. Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period beginning at the age of 65 and the benefit specified under the terms of the Severance Benefits Plan.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. C.R. Cloutier will receive the benefit specified under the terms of his EISCP as if he had been continuously employed until his normal retirement age of 65.  At the discretion of the Company, he may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change-in-control.

Upon long-term disability, Mr. C.R. Cloutier will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. C.R. Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon death, Mr. C.R. Cloutier’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and shall be entitled to an amount equal to 80% of the net at risk insurance portion of the proceeds of the whole life policy associated with the EISCP.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the EISCP as well as the benefit amount associated with his Split-Dollar Life Insurance Plan.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards vest and become fully exercisable upon a change of control.  In addition, the award agreement for Mr. C.R. Cloutier’s restricted stock provides that the cliff vesting of such shares shall be accelerated upon Mr. C.R. Cloutier’s termination in the event of his death or disability.

The discussion and tables below reflect the estimated amount of compensation that the NEOs, other than Mr. C.R. Cloutier, would be entitled to in the event of termination of their employment.  The amounts shown assume a termination date of December 31, 2011.  Amounts do not include compensation and benefits available to all of the Company’s general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
Gerald G. Reaux, Jr.
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$1,200,000
Supplemental Long-Term Disability Benefit (2)	$0	$0	$0	$0	$129,540	$0
Severance Benefits Plan(3)	$0	$0	$300,000	$300,000	$0	$0
Accelerated Equity Awards	$0	$0	$0	$0	$0	$0
Total	$0	$0	$300,000	$300,000	$129,540	$1,200,000
Troy M. Cloutier
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$780,000
Supplemental Long-Term Disability Benefit (2)	$0	$0	$0	$0	$108,420	$0
Severance Benefits Plan(3)	$0	$0	$190,000	$190,000	$0	$0
Accelerated Equity Awards	$6,250	$0	$0	$6,250	$6,250	$6,250
Total	$6,250	$0	$190,000	$196,250	$114,670	$786,250
James R. McLemore(4)
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$0
Supplemental Long-Term Disability Benefit	$0	$0	$0	$0	$0	$0
Severance Benefits Plan(3)	$0	$0	$220,000	$220,000	$0	$0
Accelerated Equity Awards	$10,500	$0	$0	$10,500	$10,500	$10,500
Total	$10,500	$0	$220,000	$230,500	$10,500	$10,500

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
John R. Nichols
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$600,000
Supplemental Long-Term Disability Benefit (2)	$0	$0	$0	$0	$82,908	$0
Severance Benefits Plan(3)	$0	$0	$170,000	$170,000	$0	$0
Accelerated Equity Awards	$6,500	$0	$0	$6,500	$6,500	$6,500
Total	$6,500	$0	$170,000	$176,500	$89,408	$606,500
(1)  All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2)  Present value of benefit calculated using 120% of the semi-annual compounded short-term AFR as of December 2011 (0.38%).   Amounts are projected benefits and are subject to change.
(3) Reflects payments that would have been owed pursuant to the Severance Benefits Plan that became effective January 1, 2012 if such plan had been in place as of December 31, 2011.
(4)  Mr. McLemore has acquired Supplemental Life Insurance as of 1/1/12.

Upon involuntary termination without cause, Messrs. Reaux, T. Cloutier, McLemore and Nichols would receive the benefit specified under the terms of the Severance Benefits Plan.

In the event of termination without cause or for good reason in connection with a change-in-control, Messrs. Reaux, T. Cloutier, McLemore and Nichols, at the discretion of the Company, may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change-in-control.

Upon long-term disability, Messrs. Reaux, T. Cloutier, and Nichols will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy.

Upon death, Messrs. Reaux, T. Cloutier, and Nichols beneficiaries will receive the benefit as defined under his supplemental life insurance policy.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards vest and become fully exercisable upon a change of control.  In addition, the award agreements for the restricted stock held by the NEOs provide that the cliff vesting of such shares shall be accelerated upon the NEO’s termination in the event of death or disability.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to each of our non-employee directors for the 2011 calendar year. For information regarding the director fees paid to Messrs. C.R. Cloutier and Reaux, both of whom are employee directors, see the “Summary Compensation Table” above.

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Name	($) (1)	($)	($)	($)	($)	($) (2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet Sr.	$69,150	0	0	0	0	0	$69,150
James R. Davis Jr.	$50,850	0	0	0	0	0	$50,850
J.B. Hargroder, M.D.	$53,200	0	0	0	0	0	$53,200
Karen L. Hail (3)	$16,900	0	0	0	0	0	$16,900
Clayton Paul Hilliard	$31,250	0	0	0	0	0	$31,250
Milton B. Kidd III, O.D.	$31,650	0	0	0	0	0	$31,650
Timothy J. Lemoine	$43,950	0	0	0	0	0	$43,950
R. Glenn Pumpelly	$42,150	0	0	0	0	0	$42,150
William M. Simmons	$46,650	0	0	0	0	0	$46,650
Joseph V. Tortorice, Jr.	$26,850	0	0	0	0	0	$26,850

(1)Director fees include remuneration in the form of a standard retainer fee, individual meeting fees, committee chair fees, as well as reasonable and customary travel expense reimbursement where applicable.
(2)Certain directors receive perquisites such as travel reimbursement; however the aggregate amount of such compensation is less than $10,000 and therefore is not reported.
(3)Karen L. Hail was not reelected to the Board at the Annual Shareholders Meeting in May of 2011.  Her last day of service as a Board member was May 25, 2011.

2011 Board Fee Schedule

A schedule of director fees is listed below. All of the Company’s directors are also Directors of the Bank.  Directors receive meeting fees only for meetings they attend.

2011 Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board(1)	$300
Additional Monthly Fees per Responsibility
Board Chair	$900
Board Vice Chair(1)	$450
Audit Committee Chair	$1,300
Holding Company & Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
• First Hour	$200
• Amount Per Additional Hour	$100

(1)	Directors fees were revised in June of 2011. Revisions included: monthly board service fee was increased from $250 to $300 and monthly fee for the Vice Chairman of the Board was eliminated.

Director’s Deferred Compensation Plan

We have a Directors Deferred Compensation Plan for members of the Board, administered by the Executive Committee of the Board.   The DDCP allows for participation by any member of the Board of Directors of the Company or the board of any of its subsidiaries.  To participate in the DDCP, the Director executes a deferral authorization form in which the Director agrees to defer all or a specified percentage of his/her fees payable for the services as a member of the Board or a participating subsidiary.   The DDCP provides for the establishment of a revocable trust to be known as the Deferred Compensation Trust of MidSouth Bancorp, Inc. (the “Trust”) in accordance with the terms of the DDCP.  MidSouth Bank, N.A., a subsidiary of the Company, serves as the Trustee for the Trust.  Within 30 days following the end of a calendar quarter, the Company or its participating subsidiaries will contribute fees deferred pursuant to the deferral authorizations in effect during eligible time periods.  Amounts will be credited to participants via individually established deferred compensation accounts (“DCAs”).  All contributions and withdrawals must be in accordance with Section 409A of the Internal Revenue Code.

Each participant will act as a general creditor of the Company or its subsidiaries and will have an unsecured right to funds deferred into their individual DCA.  Dividends paid on the common stock are credited to each account as shares of common stock, and if in cash, are used to purchase additional shares of common stock. These shares will not carry voting rights in addition to dividends.  Distributions are pursuant to the terms of the DDCP and shall be made 60 days after the later of (i) the date on which a Director ceases providing services to the Company or a participating subsidiary, or (ii) the date on which a Director attains age 65.  The Board, or Executive Committee of the Board, may establish additional guidelines for the DDCP including but not limited to contributions and distributions in accordance with applicable laws and other regulatory guidelines.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant
The Audit Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLP, independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2012.  Representatives of Porter Keadle Moore, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services
During the period covering the fiscal years ended December 31, 2011 and 2010, Porter Keadle Moore, LLP performed the following professional services.

Description	2011	2010
Audit Fees	$273,958	$245,907
Audit-Related Fees	$15,792	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees
This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2011 and 2010, including the audit of internal control over financial reporting and audit of 2011 business combinations; review of the annual report on Form 10-K; review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC; and the 2011 review of regulatory filings included in documents filed with the SEC (registration of non-cumulative perpetual preferred stock in conjunction with participating in the Small Business Lending Fund and registration of common stock in conjunction with the Company’s Dividend Reinvestment Plan on Form S-3), including out of pocket expenses.

Audit-Related Fees
This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the review of the Company’s compliance with the Small Business Lending Fund Securities Purchase Agreement.

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee approved all of the services performed by Porter Keadle Moore, LLP in 2011.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of five non-employee directors.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is an “Audit Committee Financial Expert” within the meaning of SEC Rules, but the Board does not believe an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements.  The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).  The Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr., Chairman
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.
R. Glenn Pumpelly

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, WITHOUT EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO SHALEEN B. PELLERIN, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors

/s/ R. Glenn Pumpelly
R. Glenn Pumpelly
Secretary to the Board

Lafayette, Louisiana
April 13, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Central Time the day prior to the shareholder meeting date.

MIDSOUTH BANCORP, INC.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You can now access your MidSouth Bancorp, Inc. account online.

Access your MidSouth Bancorp, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for MidSouth Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account.

●	View account status	●	View payment history for dividends
●	View certificate history	●	Make address changes
●	View book-entry information	●	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://www.proxyvoting.com/msl

▼ FOLD AND DETACH HERE ▼

PROXY

MIDSOUTH BANCORP, INC.

Annual Meeting of Shareholders - May 23, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jay Angelle and George Shafer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MidSouth Bancorp, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 23, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	19360	Fulfillment 19501